AGREEMENT


                                  BETWEEN


                         ATLANTA PROVISION COMPANY


                                    AND


                        THE UNITED FOOD & COMMERCIAL
                          WORKERS UNION LOCAL 1996






                           EFFECTIVE MAY 14, 1995
                             THRU MAY 10, 1997

                                   INDEX

                                                                      PAGE

CONTRACT OF AGREEMENT                                                   4
ARTICLE I      RECOGNITION                                              4
ARTICLE II     MANAGEMENT                                               5
ARTICLE III    NON-DISCRIMINATION                                       5
ARTICLE IV     CHECK-OFF FORM -- DUES DEDUCTION AUTHORIZATION           5
ARTICLE V      WORKING HOURS AND OVERTIME                               7
ARTICLE VI     SENIORITY                                               11
ARTICLE VII    MILITARY LEAVE                                          14
ARTICLE VIII   HOLIDAYS                                                15
ARTICLE IX     LEAVES OF ABSENCE                                       18
ARTICLE X      LUNCH PERIODS                                           20
ARTICLE XI     CLOTHES AND TOOLS                                       21
ARTICLE XII    GRIEVANCES                                              22
ARTICLE XIII   MISCELLANEOUS PROVISIONS                                25
ARTICLE XIV    VACATIONS                                               26
ARTICLE XV     SHIFT PREFERENCE & DRIVER BIDDING                       33
ARTICLE XVI    JURY DUTY                                               34
ARTICLE XVII   LEAVE OF ABSENCE FOR PREGNANCY OR DEATH IN              35
               IMMEDIATE FAMILY
ARTICLE XVIII  RIGHTS OF EMPLOYEES IN BARGAINING UNIT                  36
ARTICLE XIX    VISITATION                                              37
ARTICLE XX     NIGHT PREMIUMS                                          38
ARTICLE XXI    INSURANCE AND HOSPITAL INSURANCE                        38
ARTICLE XXII   PENSION                                                 39
ARTICLE XXIII  TERMINATION                                             42

EXHIBIT I      JOB CLASSIFICATION AND RATES                            43
EXHIBIT II     WAREHOUSE INCENTIVE BONUS                               44
EXHIBIT III    DRIVERS' INCENTIVE BONUS                                46
               WORK RULES                                              49

                           CONTRACT OF AGREEMENT

This Agreement is entered into by and between ATLANTA PROVISION COMPANY, INC., at Atlanta, Georgia, (hereinafter referred to as "the Company"), and THE UNITED FOOD & COMMERCIAL WORKERS UNION LOCAL 1996, (hereinafter referred to as "the Union").

It is the intent and purpose of the parties hereto that this Agreement shall promote and improve working and economic relations between the Company and its employees, and set conditions to be observed between the parties hereto.

It is mutually agreed that this Agreement supersedes and replaces any and all other Agreements between the parties hereto.

                                 ARTICLE I
                                RECOGNITION

The Company shall recognize the local representatives of the Union as sole bargaining agents in all matters of collective bargaining which have to do with wages, hours of work, and working conditions for all employees as specified in the certification from the U.S. National Labor Relations Board, dated September 25, 1967.

The Company agrees that it will not bargain collectively with any other labor organization on matters affecting the employees covered by this Agreement during the life of such Agreement.

                                 ARTICLE II
                                 MANAGEMENT

The management of the plant and the direction of the working force, including the right to hire; promote; demote; suspend; discharge for cause; assign and reassign employees to jobs; continue to administer its wage incentive and production bonus plans; transfer employees from department to department; increase and decrease the working force; determine the products to be handled, processed, produced, or manufactured; the schedules of production; the schedule and methods of working hours; processes and means of production; or handling is vested exclusively in the Company, provided that this will not be used for the purpose of discrimination against any employee or against the Union.

                                 ARTICLE III
                              NON-DISCRIMINATION

The Company and the Union agrees it will continue not to discriminate against any employee because of race, creed, nationality, sex, disability, membership or non-membership in the Union, all in accordance with existing law.

                                 ARTICLE IV
                  CHECK-OFF - DUES DEDUCTION AUTHORIZATION

1. For the duration of the present contract, or any renewal thereof, the Employer agrees to deduct Union initiation fees and dues, on a monthly basis and remit to the Local Union once each month in such amount as

      Local 1996 shall determine and provide for its members generally from the pay of each employee who has signed a properly approved authorization card. The Union shall officially, in writing, notify the Employer of its current initiation fee and monthly dues, and if there is any change, notice of the change will be given to the Employer in writing.

2. It is understood that initiation fees shall be deducted from the next monthly pay of the employee so authorizing the deduction, and thereafter, Union dues shall be deducted from the employee's pay each month.

3. In the interest of promoting cooperative relations, at any shift meeting where there are newly hired warehouse employees, the shift manager will start the meeting by introducing the Shop Steward to the employee. All other Union business or informational contact with that newly hired employee, shall take place during other than business hours, except as otherwise permitted in this Agreement.

4. The Employer will make deductions once a year from employees who have signed an Active Ballot Club check-off card and the money collected will be forwarded to the President of UFCW Local 1996 at the conclusion of each operating quarter.

                                 ARTICLE V
                         WORKING HOURS AND OVERTIME

1. The basic work week for full-time employees will be forty (40) hours. The basic work day will be eight (8) hours except as specifically set forth in Paragraph 6. If, in the opinion of the Company, it becomes necessary for employees to work longer than eight (8) hours in any one day, or forty (40) hours in any one week, the employee shall do so. This is not to be construed as a guarantee of hours.

2. Time and one-half (1-1/2) the regular rate of pay shall be paid for all hours worked in excess of forty (40) hours in any one week.

3. Time and one-half (1-1/2) shall be allowed for all hours worked on a scheduled Saturday shift by such employees as are not regular employed on Saturday. Employees regularly employed on Saturday shall receive time and one-half (1-1/2) their regular rate of pay if required to work on the sixth day of their work schedule.

4. Except as hereinafter provided: All hourly paid employees are guaranteed thirty-six (36) hours of pay in weeks they report for work on the first day of the work week and are subject to call and available for the balance of the week. The thirty- six (36) hour guarantee will apply only to straight time hours worked. Any employee who is not available for work on any day or who cannot report to work shall have his thirty-six (36) hour guarantee reduced proportionately, i.e., if he is off for one day for personal reasons, his guarantee would be reduced by one-fifth (1/5). Any employee starting to work after the first of the payroll week, shall be guaranteed that fraction of thirty six (36) hours. No employee guaranteed thirty-six (36) hours shall be laid off until the end of the payroll week unless he has made thirty-six (36) hours at the time of reduction or will be paid for thirty-six (36) hours. The above is not to be interpreted to include temporary employees who would normally work a period of less than five (5) consecutive days and are not considered regular employees and subject to call each week.

5.    The Company may designate jobs within any classification as four (4) ten
      (10) hour day or night jobs. These jobs will be posted for bid as jobs scheduled to work four (4) ten (10) hour days or nights a week.

      Work performed on the fifth day will be paid at time and one-half (1-1/2) the employee's regular rate of pay. Those employees who are required to work on the sixth and seventh day will be paid at time and one-half (1-1/2) their regular rate. This does not constitute a guarantee. Four (4) ten (10) hour day or night jobs will be treated as separate classification for bidding purposes. The Company may discontinue these four (4) ten (10) hour shifts and return to the regular work week at the end of any four (4) ten (10) hour schedule. The Company has the right to select any four (4) or five (5) days (not necessarily consecutive) it chooses for any such shift and may change the days at the end of any given work week. Work schedules cannot be changed during the current work week without mutual agreement.

6. Time and one-half (1-1/2) the regular rate of pay shall be paid for all hours worked on a scheduled Sunday or holiday shift unless an employee regularly works on these days, in which case time and one-half (1-1/2) time will apply on those shifts worked on the employee's designated day off in lieu of these days.

7. Any employee who has completed his day's work, has left the plant premises and is, after having left the plant premises, recalled to perform work within twenty-four (24) hours from the time he started such day's work, shall be paid for all time worked, pursuant to such recall, within such twenty-four (24) hour period at time and one-half (1-1/2) his regular rate and will be guaranteed a minimum of four (4) hours work at time and one-half (1-1/2) in addition to his pay for hours worked after the start of his new day's work, in accordance with his pre arranged starting time. This shall not apply:

      A.  When shifts are being changed, or

      B.  When the starting time of a gang or an employee is being changed, or

      C. To any work performed by an employee after he has started a new day's work in accordance with his pre-arranged starting time.

8. Time and one-half (1-1/2) the regular rate of pay shall be paid for all hours worked on Saturday except that the provisions of this Section 7 shall not apply:

      A. When a holiday falls on Saturday or any employee's designated day of rest in lieu of Saturday. Work performed on such days shall be paid for as provided in Section 3 of this Article;

      B.  To casual employees;

      C.  To newly hired employees in the first week of their employment;

      D.  To any employee whose regularly scheduled work week includes
          Saturday;

      E. To employees who are absent from work or fail to work the hours as scheduled during the work week without permission for such absence. An employee will be considered as being absent with permission only when he has secured permission for such from his supervisor or his absence is due to sickness or accident.

9. Any employee who reports for work as ordered shall be guaranteed at least four (4) hours of work on such call-in or four (4) hours of pay in lieu thereof at the regular rate.

10. There shall be a break of a minimum of eight (8) hours between the time an employee leaves a shift and returns to work on their next shift.

11. Premium pay shall be paid for time worked as provided for in any section of this Article or any other Section of this Agreement for the same hours worked.

12. When an employee is required to work in the place of another employee receiving a higher rate of pay, such employee shall receive the higher rate of pay for the full day when as many as four (4) hours are worked and for the week when as many as twenty (20) hours are worked.

                                 ARTICLE VI
                                 SENIORITY

1.    Seniority shall be as follows:

      A. In cases of lay-offs and recalls, seniority on a plant basis shall be the determining factor, provided the employee involved can properly perform the job or learn the job within a reasonable period of time according to Management's requirements. Short work days in a department will be construed to be a lay-off for which the exercise of seniority will be permitted.

      B. In recalling, employees will be put back to work on the basis of seniority, providing they are qualified for the job which is open and subject to the provisions of this Agreement. The Company will notify employee on lay-off by certified mail of their recall to work prior to being put on the schedule. Copy of letter to be sent
          to Local Union 1996.   Each employee is responsible for maintaining
          his/her current address and telephone number. Failure to report for work within ten (10) days of postmark of certified letter will be considered as a voluntary resignation.

      C. Promotions within the bargaining unit will be based on seniority, provided the employee can perform the operation or provided further that the employee can learn the job within a reasonable period of time to the satisfaction of Management and still further provided that this shall not be used for the purpose of discrimination against any employee. Permanent openings will be posted for five
          (5) working days. Temporary openings will be filled by Management assignment.

2. Actual time on the payroll will be accumulated in determining employee's total seniority, subject to provisions of Section 4.

3. A probationary period of sixty (60) working days shall apply in the case of each new employee during which he shall be considered a temporary employee and may be laid off without reference to seniority. There is no obligation to rehire such employee. There will be no extension of this period without mutual agreement between the Union and the Company.

4. The seniority of an employee will be considered broken, all rights forfeited, and there is no obligation to rehire when he:

      A. Voluntarily leaves the service of the Company or is discharged for cause;

      B. Fails to return to work when recalled at last known address. Each employee is responsible for maintaining his home address and phone number with the Company;

      C. Has been out on an approved leave of absence, for any reason whatsoever, from the Company for a period of twelve (12) months or longer, provided that enforcement under this Paragraph C does not violate the Americans With Disabilities Act or any other laws.

5. The Company shall make available a seniority list to the Union once a month.

6. Employees who leave the bargaining unit to accept another position with the Company shall lose all seniority rights if away from the unit six
      (6) months or more. This period of time may be extended in individual cases by mutual written agreement of both parties.

                                 ARTICLE VII
                                MILITARY LEAVE

1. A regular employee having more than one (1) year of continuous service (excluding casual and part-time employees) who is granted a leave of absence to perform summer encampment training under the National Armed Forces Reserves, including Army, Navy or Marine Corps Reserves or State National Guard, shall be paid for the period of such duty, not to exceed two (2) weeks in any calendar year, except where required by Federal Law to provide in excess of two (2) weeks, the difference between his pay while performing such training and the compensation he would have received at his regular hourly straight time rate had he worked the number of hours which his regular gang worked (not to exceed forty (40) hour per week), during such two-week period. Overtime hours will not be included under this provision. All fringes shall be excluded from this calculation.

2. This provision does not apply to employees who perform such training duties during period of lay-off, vacation, or during any other recognized leave of absence. This provision does not apply unless the employee works on his last scheduled work day prior to the leave granted and his first scheduled work day thereafter.

                                 ARTICLE VIII
                                   HOLIDAYS

The following shall be considered as holidays: New Year's Day, Martin Luther King's Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, Employee's Birthday (after one (1) year of service).

Should any of the above holidays fall on Sunday, the following Monday will be observed as a holiday (if so locally observed). Holidays of local importance may be substituted by mutual agreement for the above holidays.

2. For the purpose of paying holiday pay, the holiday shall be from midnight to midnight for all employees in the bargaining unit, except for the night shipping operation whose holiday shall commence from the starting time preceding the holiday when such work schedule overlaps two calendar days.

3. All regular full-time hourly paid employees, including probationary employees hired before May 10, 1992, who have actually worked forty (40) hours out of the four (4) days immediately preceding the holiday (not including casual and part-time employees), shall be paid for eight (8) hours at their basic hourly rate of pay, for each of the holidays set forth in this Article, providing they meet the requirements set forth in
      Section 4 of this Article.

4. In order to qualify for payment for time not worked on holiday as set forth in Section 3:

      A. An employee must report for work and work the hours as ordered on the work day before and the work day after the holiday.

      B. If one or more of the above holidays occur while the employee is on leave of absence, the employee shall receive no pay for such holiday or holidays not worked.

5. Employees who are laid off during the week preceding the week in which a holiday occurs, who are called back to work, and work the hours as ordered for the day or days subsequent to the holiday during the week in which such holiday occurs, shall be paid for the holiday not worked, as provided in Section 3 of this Article, except that Section 4A of Article VIII shall not apply to such employees.

6. Eight (8) hours pay of the total pay provided in this Article shall apply as pay in computing the weekly guarantee covered by Article VI.

7. Employees will be paid straight time if required to work beyond thirty-two (32) hours and up to forty (40) hours during a holiday week. Employees who work more than forty (40) hours per week in a holiday week shall receive additional compensation for each hour worked in the work week in excess of forty (40) hours as set forth in Article V.

8. When a holiday falls on an employee's regular day off, the employee will receive an additional day off within thirty (30) days of the holiday or receive pay in lieu thereof at the employee's discretion. The days selected will be by mutual agreement between the Company and the employee. Should more than one employee apply for the same day, seniority will prevail. There will be no more than one (1) employee off per day without the approval of management.

9. Absence Due to Vacation: If an eligible employee qualified for vacation pay takes his vacation during the week in which a holiday occurs, the amount of his vacation pay is to be increased by eight (8) hours at his regular rate, to compensate him for the holiday pay to which he would have been entitled had he not been on vacation. Said holiday pay will be paid at the time the employee is paid his vacation pay prior to leaving on his vacation.

10. Employees absent from work due to sickness or accident on a holiday who are entitled to sickness and accident benefit payments, shall be paid as provided in Section 3 of this Article VIII, less the amount actually paid under the sickness and accident benefit provision of Article XVII for that day.

                                 ARTICLE IX
                              LEAVES OF ABSENCE

1. Employees (not to exceed one (1) agreed on by Management and Local Union representative, chosen by the Union to attend to Union business outside the plant, with permission of the Management, shall be granted leave of absence without pay, not exceeding thirty (30) days. Employees (not to exceed one (1) from the plant, elected or appointed to a full-time position with the Union, upon proper notice, shall be granted leave of absence without pay, not to exceed the life of this Agreement, and upon one (1) week's notice of their desire to again return to work for the Company, shall be placed upon the job previously held without loss of seniority.

2. The Union shall notify the Company promptly when the employee of the Company on leave of absence as provided in Paragraph above ceases to occupy the full-time position as provided in paragraph above.

3. The leave of absence shall become void and seniority rights forfeited if an employee on leave of absence as provided for in the first paragraph accepts other employment or engages in other work.

4. Leaves of absence of longer duration than those provided for above may be granted by the Company, at its discretion, for such reasons as it considers proper.

5. In the event an employee is required by law to enter the Military Service of the United States (or in the event he is subject to such requirements under the law and enlists in the Military Service in anticipation of early induction), he shall have the right to be reinstated in accordance with the provisions of the Selective Service Act or such other legislation governing his reinstatement rights as may be applicable. Such employee, upon being honorably discharged from Military Service and being otherwise eligible under said act to be reinstated shall have such seniority as he would have had, had he continued in the employment of the company during the period of service.

6. The Company shall provide the minimum benefits required by the Family and Medical Leave Act (FMLA). The Company has initial discretion in determining an employees' eligibility for, and entitlement to, accommodations and other benefits, and any decision by the Company shall be subject to the grievance and arbitration procedure. If the Family Medical Leave Act is eliminated as law, or the benefits or rights contained therein are reduced, the provisions of this Agreement, with respect thereto, shall remain in effect for the remainder of the term of this Agreement.

                                 ARTICLE X
                               LUNCH PERIODS

1.    The Company shall designate a lunch period consisting of at least thirty
      (30) minutes each day.

2. If an employee is required to work more than five and one-half (5-1/2) consecutive hours without said meal period, all time in excess of five and one-half (5-1/2) hours and until a meal period is granted shall be paid at the rate of time and one-half (1-1/2) the regular rate.

3. When inside employees are required to work more than five and one-half (5-1/2) consecutive hours after the first meal period, the Company shall furnish meal or pay the employee three dollars ($3.00) in lieu of
      furnishing such meal.   Employees so furnished a meal shall be allowed
      twenty (20) minutes off, with pay, in which to eat such meal. This shall not be applicable where in excess of six (6) hours is worked after the first meal period and in order to complete a day's work or in case of a breakdown.

4. The Company agrees to continue meal allowance of three dollars ($3.00) for everyone. The Company also agrees to pay all reasonable food and lodging expense up to $70.00 per night for all drivers required to lay-over. Receipts for such expenses must be turned in at the conclusion of each trip. Three dollars ($3.00) will be paid in lieu of furnishing meals when drivers work beyond ten (10) hours in any one day, except as specified on four-ten (4-10) shifts.

5. There shall be two (2) rest periods per day; one before noon and one after noon, as near the middle of the work shift as possible, not to exceed fifteen (15) minutes each.


                                 ARTICLE XI
                              CLOTHES AND TOOLS

1. The Company agrees to make available a supply and keep laundered any outer protective garments which it requires the employees to wear, such as gloves, frocks, aprons, coveralls, and caps. When these garments become unusable due to age, the employee can secure a new one by turning in the old one. If these garments become lost or show undue abuse, they shall be paid for by the employee. Past practice on driver uniform supply shall be continued.

2. The Company will furnish those knives, steels, whetstones, and meat hooks which are necessary for the work. Tools so furnished will remain Company property. The Company shall continue its present practice with respect to furnishing heavy tools, safety devices, and equipment. If these tools are lost or show undue abuse, they will be paid for by the employee.

                                 ARTICLE XII
                                 GRIEVANCES

1. It is agreed the members of the Union may elect or appoint their shop stewards from among employees to handle grievances. Shop stewards will be allowed necessary time off without pay to attend grievance meetings with the Company's designated representatives for the purpose of settling any and all disputes as provided for therein. If it is necessary for an employee representative to leave his job in order to handle a grievance with Company's representatives, he shall not leave his job without first securing permission to do so from his immediate supervisor.

2. Should differences arise between the Company and the Union; between the Company and the employees; between employees of the Company; or should local trouble of any kind arise in the unit, there shall be no strike, stoppage, slowdown, or suspension of work by the Union or by any employees within the bargaining unit, or lockout by the Company. Such differences shall be settled in accordance with the following procedure:
      STEP 1: The grievance shall first be taken up by the employee with the shift supervisor or his assistant. The employee may, if desired, be accompanied by a Union representative. In the first step, the Union representative must be an employee of the plant, if available, or a business representative of the Union.
      STEP 2: If the matter is not disposed of between the employee (with or without his Union representative) and the shift supervisor, the employee (with or without his Union representative) may take the matter up with the warehouse or transportation manager. The grievance will be reduced to writing for presentation to the warehouse or transportation manager.

      STEP 3: If the matter is not disposed of in either of the first two steps of the grievance procedure, the employee (with or without his Union representative) may take the matter up with the Operations Manager.
      STEP 4: If the matter is not disposed of in either of the three (3) preceding steps, and either party desires to arbitrate the question, it shall be referred to an arbitrator mutually acceptable to the Company and the Union whose decision shall be final and binding upon the employee, the Union and the Company. Either party desiring to go to arbitration must provide notice to the other party within three (3) months of the final decision in Step 3. The arbitrator's expenses shall be equally divided between the Company and the Union. In making his decisions, the arbitrator shall be bound and governed by the provisions of this Agreement, and restricted in his award to its application to the facts presented to him which are involved in the grievance. In the event the parties are unable to mutually agree upon an arbitrator within thirty (30) days after filing an appeal under this Article XII, or such longer period as is mutually agreed upon, they will, within five (5) days, jointly request the American Arbitration Association to supply a list of seven (1) arbitrators for each grievance appealed to arbitration, pursuant to the rules of the American Arbitration Association.

3.    No grievance shall be processed under the procedure set forth in the
      Article XII unless presented by the employee or the Union to the Company in the first step within ten (10) calendar days from the time the aggrieved acquires knowledge of such grievance or differences.

4. If the grievance is processed beyond the first step, it shall be put in writing. All settlements shall be final and binding on all parties concerned. Settlements made beyond the first step shall be in writing.

5. All grievance presentations are to be made on the employee's and Union representative's own time and at times involving the least amount of lost time.

6. Replies to grievances will be due in forty-eight (48) hours at the first step and within ten (10) days at the second and third steps. Appeals from grievance answers must be made within ten (10) days of date Management's reply is due or the subject will be deemed waived.

7. At any step in this grievance procedure, the Union shall have the final authority, in respect to any aggrieved employee covered by this Agreement, to decline to process a grievance, complaint, difficulty, or dispute further if, in the judgement of the Union, such grievance or dispute lacks merit or justification under the terms of this Agreement.

8. It is understood that all employees within the bargaining unit covered by this contract must exercise all their rights, privileges, or necessary procedures under this contract, International or District Union Constitution, in settlement of any and all complaints or grievances filed by such employees before taking action outside the scope of this contract for the settlement of such grievance.

                                 ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

1. Union notices may be posted on regular bulletin boards, subject to the approval of the superintendent or the manager.


2. Employees governed by this Agreement shall continue to receive their pay once each week on a designated day.

3. A dismissed employee will be advised of the reason for which he is dropped.

4. Contributions to charity and membership in insurance or welfare associations is entirely voluntary on the part of the employee.

5.    There shall be no split shifts.

6. The Company agrees to provide two (2) locks to each driver. The locks will be replaced by the Company if broken. Lost locks will be replaced at the driver's expense.

                                 ARTICLE XIV
                                  VACATIONS

1. An employee's continuous service for vacation purposes shall begin with his continuous service date (as defined in the next Section below), and shall be broken when an employee has quit; has been discharged; has remained in the status of lay-off for a continuous period of one (1) year; or has been otherwise separated from the Company's employment. If an employee whose continuous service has been broken is later re-employed, he will thereafter, if retained in the Company's employment, establish a new continuous service date in the same manner as other newly hired employees.

2.    The continuous service date of an employee shall be:

      A. In the case of employees hired hereafter and employees presently on the payroll who have not as yet established seniority, the date on which the employee first establishes his continuous service date on the plant payroll.

      B. In the case of employees presently on the payroll who have established seniority, the plant continuous service date in effect is used for determining such vacation eligibility for such employee.

3. The anniversary date of an employee shall mean each anniversary of the employee's last established continuous service date.

4. Vacations for all employees will be granted on a calendar year basis in accordance with the following eligibility requirements:

      A. Full-time employees who have one or more years of continuous service as of January 1st (except for new employees provided for below) will be granted vacations during the calendar year January 1st to December 31st, provided they have worked a minimum of one hundred fifty (150) days during the previous calendar year:



          1.  Days actually worked.

          2.  Holidays paid for but not worked.

          3.  Five (5) days for each week of paid vacation.

      B. A new full-time employee shall become eligible for his first vacation with pay upon his first anniversary date provided he has worked a minimum of one hundred fifty (150) days during his first anniversary year, counting as days worked as set forth in the preceding paragraph, the following January 1st he shall be eligible for a vacation with pay in accordance with the provisions as set forth in the preceding paragraph.

5. Subject to qualifying in accordance with provisions of the foregoing sections:

      A. Full-time employees will be entitled to a one (1) week vacation with pay upon qualifying for their first vacation as set forth in
          Section 4 of this Article XIV.

      B. Full-time employees will be entitled to a one (1) week vacation with pay in the calendar year following their first anniversary date.

      C. Full-time employees will be entitled to two (2) weeks vacation with pay in the calendar year in which he will complete two (2) years of continuous service and in each calendar year thereafter up to and including the calendar year in which he will complete seven (7) years of continuous service, and in each calendar year thereafter.

      D. Full-time employees will be entitled to three (3) weeks vacation with pay in the calendar year in which he will complete eight (8) years of continuous service up to and including the calendar year in which he will complete fourteen (14) years of continuous service, and in each calendar year thereafter.

      E. Full-time employees will be entitled to four (4) weeks vacation with pay in the calendar year in which he will complete fifteen (15) years of continuous service, including the calendar year in which he will have completed fifteen (15) years of continuous service, and in each calendar year thereafter.

      F. Full-time employees will be entitled to five (5) weeks vacation with pay in the calendar year in which he will complete twenty (20) years of continuous service including the calendar year in which he will have completed twenty (20) years of continuous service, and in each calendar year thereafter.

6. Vacation pay for each week of vacation which an employee is entitled to receive, shall be computed by determining the total money earned from January 1st of the year in which the vacation is taken through the last payroll week ending one week prior to the date of the vacation and dividing that sum by the number of weeks worked since January 1st through such payroll week. If an employee has lost time since January 1st, the earnings of the weeks in which lost time has occurred, holiday weeks, and the number of those weeks shall be excluded from the computation. "Lost Time" means an absence amounting to one or more days of work.

7. An employee who becomes eligible to receive a vacation under the provisions of these sections, but who, prior to receiving such vacation, becomes laid off or absent due to sickness, is permitted to take his first Monday following the date of lay-off or following the end of the second week of disability, as the case may be. If the request is made later than either of said dates, the employee's vacation shall start on the first Monday following the date of request, provided no holiday falls in such requested period. An employee who selects his vacation period under Section 7 may not return to work until the end of the selected vacation period even though his seniority or his health would otherwise permit his doing so.

8.   A.     Employees entering military service under circumstances provided for in Article VII shall be permitted, at the time of entering military service, to take the vacation, if any, and if such vacation has not previously been taken, for which they have qualified as of the preceding January 1st (or in the case of an employee who has qualified for his first vacation but not for his second year vacation, as of his first anniversary date).

     B. Employees returning from military service who are reinstated in accordance with Article VII shall be permitted to take a vacation after they have actually returned to work and have passed the next succeeding January 1st without a break in continuous service. They shall be entitled to a vacation in the said calendar year following the date of the their return to work based on the years of continuous service which they will complete in the said calendar year subject to the requirements of these Sections, but without respect to the number of days worked during the preceding calendar year.

9.   A.     If an employee who has become eligible as of January 1st (or, for a new employee, as of his first anniversary date) to receive a vacation under the provisions of this Agreement, thereafter and before receiving such vacation, voluntarily leaves the service of the Company or dies, the amount which such employee would otherwise have received as vacation pay shall be paid to such employee, providing a five (5) calendar day notice of intention to quit is given or, in the case of death, to the beneficiary of his group insurance.

     B. In the event an employee is discharged for theft of Company property or willful destruction of equipment, employee shall not receive any vacation pay to which he would otherwise be entitled.

10.  A.     Vacations will, as far as practicable, be granted for the period selected by the employee, but final allocation of vacation periods is left to the Company in order to assure orderly operation of the plant. If other considerations are equal, preferences in the choice of vacation dates shall be given to the employee with the greatest departmental seniority.

     B. Vacations will be granted only during the twelve (12) month period following January 1st (or, if a new employee, his first anniversary date), and may not be carried over and taken during any subsequent periods.

     C. Vacations will be granted only for continuous full week periods and will not be split into periods shorter than one (1) week except as provided in Section 12 of this Article XIV.

11. Except as herein provided in this Section 9A, employees shall not be allowed to take money in lieu of vacation.

12. Full-time employees may elect to use vacation time for sick days on a limited basis without doctor's notice. The employee will be responsible to notify the company at least one (1) hour prior to shift start time and limited to one (1) day per vacation week earned in any year. The Company reserves the right to cancel this provision should it be abused, but will first initiate discussion with the Union. However, any cancellation of this provision will not be subject to the grievance and arbitration procedure.

                                 ARTICLE XV
                 SHIFT PREFERENCE BIDDING AND DRIVER BIDDING

1. If, in the case of departments who work both day and night, an employee in the night gang desires to be assigned to a job in the day gang, he may file a written request with his foreman that he be so assigned. When a vacancy occurs, the employee with the most seniority who has so requested assignment from the day gang, shall be assigned to the job provided he has more seniority than the employee to whom the job would normally be given, and provided he can perform the job, and still further provided that an employee is available who can satisfactorily perform the job being vacated by the employee being so assigned. Such assignment may be delayed not more than thirty (30) days to permit the Company to train an employee for such job.

2.    The Company will post a Driver Schedule Bid Board.

      A. Schedules will be bid every six (6) months for the routes, to be selected by seniority. After the selection, the driver will be required to stay on his/her bid schedule for the duration of the bid period.

      B. Driver schedules shall consist of combinations of routes determined by the Company and a combination of stops determined by the Company. A driver may bid off of a schedule if there is a substantial change in the schedule.

      C. In the event a schedule becomes vacant within the six (6) month period, it will be filled for the duration of that six month period from the extra board, after which it will be subject to re-bidding.

      D. In the event of a temporary assignment during a bid period, a driver may be pulled off his bid schedule. The least senior qualified driver will be pulled first.

      E. During holiday weeks, low tonnage weeks, inventory weeks, or other abnormal weeks beyond the control of the employer, bid schedules will be followed as closely as possible.

                                 ARTICLE XVI
                                  JURY DUTY

1. All regular full-time employees (not including casual, probationary or part-time employees) who have been in the continuous service of the Company for thirty (30) days or more, shall be paid wages amounting to the difference between the amount paid them for jury services and the amount they would have earned at their regular hourly rate not to exceed forty (40) hours per week.

2. No difference payments shall be paid if the employee receives a greater amount for jury service than he would have earned working at this regular hourly rate.

3. Employees who are absent due to lay-off, vacation, sickness or injury, or other excused leave of absence, shall not be entitled to receive difference payments under this Article XVI during such period of absence.

4. No difference payments for jury service shall be paid to employees who fail to report to work and work the hours on any scheduled work day. However, employees who are released on or after 12:30 p.m. shall not be required to report to work in order to receive his forty (40) hours pay.

                                 ARTICLE XVII
         LEAVE OF ABSENCE FOR PREGNANCY OR DEATH IN THE IMMEDIATE FAMILY

1. Pregnancy - When an employee becomes pregnant, the pregnancy shall be treated as any other illness.

2. Funeral Leave - When a regular full-time employee who has completed his probationary period is absent from work because of the necessity of arranging for or attending the funeral of a member of his immediate family, the Company will pay him for eight (8) hours at his regular rate of pay for each day of such absence up to a maximum of three consecutive scheduled work days, provided that:

     A. The employee is on the active payroll on the date of the death of the member of his immediate family; and

     B. The employee notifies his supervisor of the necessity of his absence not later than the first day of such absence; and

     C. Payment will be made for a day of absence only if such day is one of the three days either commencing with the day of such death or with the day immediately following the day of such death, and is a day during which the gang in which the employee would have worked had it not been for the absence; and

     D. No payment will be made for any day of absence which is later than the day of such funeral, except where the employee attends the funeral at a location where the necessary time for travel extends the absence beyond the day of such funeral; and

     E. The employee, when requested, furnishes proof satisfactory to the Company of the death, his relationship to the deceased, the date of the funeral, and the employee's actual attendance at such funeral.

3. For the purposes of this Article, a member of an immediate family means only the employee's spouse, child, stepchild, foster child, mother, father, sister, brother, mother-in-law, father-in-law, grandparents and grandchildren.

                                ARTICLE XVIII
                  RIGHTS OF EMPLOYEES IN BARGAINING UNIT

No supervisor will be used on work of the same nature as that performed by employees in the bargaining unit, except as follows:

1. For the purposes of breaking in new operators or operators on a new job, and instruction operations; and

2. For the purpose of preventing blockage or other interruptions in the even flow of work in any emergency, or for the purpose of taking an operator's place in such cases as failure to show up for work or who had to be relieved due to injury or sickness, or who, for other reasons, is temporarily absent from the job.

                                 ARTICLE XIX
                                 VISITATION

Duly authorized representatives of the Union, not on the payroll of the Company, will be permitted to visit the plant during normal daytime business hours for the purpose of inspecting working conditions, possible OSHA

Violations, settling grievances and seeing that this Agreement is being carried out by all Company Management and shippers. Proper advance notice will be given to Management for visits to the plant after normal daytime business hours for the purpose stated above.

                                 ARTICLE XX
                               NIGHT PREMIUMS

There shall be a night shift premium compensation of thirty-five cents ($.35) per hour and twenty-five cents ($.25) per hour paid for the mid-shift.

                                 ARTICLE XXI
                       INSURANCE AND HOSPITAL INSURANCE

The Company agrees to offer to eligible employees at the Company'S expense:
Hospital, Dental, a Prescription Plan, and a Major Medical Insurance Plan, similar to that in effect now, with no fewer or lesser benefits than at the date of execution of this Agreement. The Company agrees to pay one hundred percent (100%) of the premium on a monthly basis for single coverage for such Insurance beginning May 14, 1995. The Company will continue the payment of the same amount of premium for life insurance that it pays as of the effective date of this Agreement. The term "eligible employee" shall mean any employee who has been employed for a period of twelve (12) consecutive calendar weeks immediately preceding the first of any month and during said twelve (12) week period has worked at least three hundred and thirty-six
(336) hours. Such an employee becomes eligible for health and welfare benefits on the first day of the month immediately following completion of the twelve (12) week period (336 hours) and such date shall hereinafter be referred to as his eligibility date.

                                 ARTICLE XXII
                                   PENSION

The Company agrees to participate in and contribute to a Pension Fund in accordance with the following conditions:

1. The Plan must be actuarially sound and jointly trustee administered and regulated in accordance with existing and future laws.

2. The Fund must have and maintain Treasury Department approval as well as approval of other governmental agencies having jurisdiction thereof.

3. The Jointly Administered Company-Union Pension Fund shall be administered by an equal number of Trustees representing the Union and an equal number of Trustees representing the Company. Said Pension Fund shall be used to provide pension benefits for eligible employees of the Company as provided in a Pension Plan, the terms and provisions of which are to be agreed upon by the Trustees of said Pension Plan; and shall, among other things, provide that all benefits under the plan and costs, charges, expenses of administering the Plan, and all taxes leveled or assessed upon or in respect to said Plan or Trust of any income there-from shall be paid out of the Pension Fund.

4. The Company agrees to pay $50.40 per month on employees pension in order to retain same benefit level as they have now.

5. The term "eligible employee" means an employee who on or after January 1, 1976 has worked an average of twenty-eight (28) hours or more per week (112 hours per month) for the previous month or an employee who on January 1, 1976, is off from work because of a compensable injury (pension contributions shall be made on such employee off from work because of compensable injury for a period not to exceed three (3) months). New employees will become eligible employees for the purpose of this Article XXII, (provided they work the required hours as outlined above), and contributions will be made on them the first of the month succeeding the month in which thirty (30) days employment has been completed.

6. Contributions to the Pension Fund shall be discontinued as of the first of the month immediately following:

      A. A lay-off or leave of absence of thirty (30) days or more except as otherwise provided below.

      B. The employee ceasing to be an eligible employee due to his failure the first of any month to work an average of twenty-eight (28) hours or more per week (112 hours per month), for the previous month. Contributions to the Pension Fund, discontinued as set forth in Section 6A above shall be resumed as of the first of the month following 40 return from lay-off or leave of absence and/or the first of the month after the monthly work requirements have been met.

7. Contributions to the Pension Fund shall be continued under the following condition. In case of compensable injury, three (3) months' contribution following the month in which the injury occurs.

                                 ARTICLE XXIII
                                  TERMINATION

This Agreement shall be effective May 14, 1995 to May 10, 1997, and shall automatically be renewed from year to year thereafter unless either party serves notice in writing to the other party sixty (60) days prior to the expiration date or prior to an anniversary date thereafter of a desire for termination of or for changes in this Agreement.

IN WITNESS WHEREOF the said parties have caused duplicate copies to be executed by their duly authorized representatives this 18th day of July, 1995.


ATLANTA PROVISION COMPANY, INC.            UNITED FOOD & COMMERCIAL
ATLANTA, GEORGIA                           WORKERS UNION LOCAL 1996

                                 EXHIBIT I

                      JOB CLASSIFICATIONS AND RATES

JOB CLASSIFICATION                                CURRENT RATE

DELIVERY:
TRUCK DRIVER "Class A"                                $9.48
TRUCK DRIVER "Class B"                                 9.23
TRUCK DRIVER Trainee                                   9.08
YARD MAN (SPOTTER)                                     9.08

WAREHOUSE
UTILITY WAREHOUSEMAN                                  $9.45
FORKLIFT OPERATOR                                      9.23
ORDER SELECTOR (FC)                                    9.08
ORDER SELECTOR                                         9.23
RECEIVER                                               9.23
RETURNS                                                9.48
PORTER                                                 9.08

PROCESSING:
MEAT BONERS - PRIMAL AND PORTION CUT                  $9.78
PROCESSING ROOM                                        8.98
SCALER & WRAPPER (PROCESSING ONLY)                     9.05
UTILITY CUTTER                                         9.40

Newly hired employees after May 10, 1992 will start at not less than $8.50 per hour, receive an increase after each three (3) months and go to their respective classification rate within six (6) months.


                                 EXHIBIT II
                           WAREHOUSE INCENTIVE BONUS

The Company agrees that once it has properly set a standard, it shall remain in effect, unless:

1. Methods change or if a change in equipment, material, tools, or job duties make a difference of three percent (3%) in the earned time required to perform the job. As a result of such changes, a revision may be made in the standard by restudying those elements effected by these methods, equipment, material, tools, or job duty changes. In any grievance or dispute concerning incentive standards, the Union will be allowed to bring in their own time study engineer to consult with the Company's engineering staff and study the job, if necessary.

2. If the Company determines that a standard should be changed, the Company, before implementation, will first discuss the standard with the Union and provide all relevant information requested. Should agreement not be reached, the standard will be implemented and will be subject to the grievance and arbitration procedure.

3. The bonus percentage brackets will not be changed during the term of the Agreement.

4. Receivers, Hi/Lo's (day and night) and returns personnel will receive incentive bonuses based on the night shift selector team average and will be paid on average selection hours. Should individual incentives for these positions be established, the Company will first discuss the standards with the Union and provide all relevant information requested. Should agreement not be reached, the standard will be implemented and will be subject to the grievance and arbitration procedure.

5. Incentive grievances will be moved to the third step of the grievance procedure after the first step has been exhausted.

                  SELECTOR/HI/LO/RECEIVERS/RETURNS PERSONNEL

PERFORMANCE  =  BONUS                   PERFORMANCE  =  BONUS

    85%      =     5%                       115%     =    35%
    90%      =    10%                       120%     =    40%
    95%      =    15%                       125%     =    45%
   100%      =    20%                       130%     =    50%
   105%      =    25%                       135%     =    55%
   110%      =    30%                       140%     =    60%

Incentives will be paid based on percentage of performance to standard. Incentives will continue to be paid on actual selection hours only. The minimum standard will be 80% performance of standard.

                                 EXHIBIT III
                          DRIVERS' INCENTIVE BONUS

Standard time is calculated for each route by the Roadnet computer system as the routes are constructed. The standard time is based on driving time, unloading time, and stop set-up time and can be adjusted by approved delay time. All drivers receive a "Driver" Manifest each day which details the allowed standard time for unloading at each stop, as well as the projected arrival time for each stop and completion time of the run. At the right side of the manifest a space is provided to record the actual time in and time out at each location beside the computer projected time in and time out. There is also a space provided for comments which is to be used to record "delays", such as breakdowns, waiting for payment collection, etc. (Please note the Transportation Department must be notified immediately by telephone, of any delay or breakdown).

The bonus is paid on a percentage of actual time compared to standard time. Outlined below is an example:

             STANDARD     DELAY     PRE-TRIP/     ACTUAL
DAY            TIME       TIME      POST-TRIP      TIME      %

Monday         13.5        .5          1.0         11.3      119.0
Tuesday         9.7        .0          1.0          7.9      123.0
Wednesday      10.2        .0          1.0          9.5      107.0
Thursday        7.6        .5          1.0          7.0      109.0
Friday         11.5       2.5          1.0         11.6       99.0

TOTAL          52.5       3.5          5.0         47.3      111.4

                                        BONUS = $75.00

PERCENTAGE SCALE
100 --  104.9%  ACHIEVEMENT    =        $   0.00
105 --  109.9%  ACHIEVEMENT    =           50.00
110 --  114.9%  ACHIEVEMENT    =           75.00
115 --  119.9%  ACHIEVEMENT    =          100.00
120 AND ABOVE ACHIEVEMENT      =          125.00

DRIVERS MUST WORK A MINIMUM OF THIRTY (30) HOURS PER WEEK TO QUALIFY.


It is the responsibility of each employee to read, fully understand and abide by these rules and regulations as a condition of employment. These rules are subject to be updated or revised at the discretion of Management. As a condition of my employment, I_______________________________, agree to abide by all rules and regulations as set forth by Management. I understand that failure to comply with the Company rules and regulations could result in the termination of my employment.

Employee's Signature                  Supervisor's Signature

Date                                  Date

                                 WORK RULES

RULES - CLASS 1 OFFENSE                   FIRST      SECOND      THIRD
                                          OFFENSE    OFFENSE     OFFENSE

1.     Theft or unauthorized
       consumption, destruction or
       removal of company property.       DISCHARGE

2.     Unauthorized possession of
       firearms or illegal weapons
       while on duty, operating
       company vehicles or on
       Company property.                  DISCHARGE

3.     Reporting to work under the
       influence of any intoxicant
       or narcotic.                       DISCHARGE

4.     Possession of any Intoxicant
       or narcotic while on duty,
       operating Company vehicles or
       on Company property.               DISCHARGE

5.     Provocation of, or participation
       in, any act of physical
       confrontation or aggression
       against any Company employee,
       contractor, customer or visitor.   DISCHARGE

6.     Intimidation or coercion of
       supervision or fellow employees.   DISCHARGE

7.     Absolute refusal to follow the
       direction of a supervisor.         DISCHARGE

8.     Unauthorized ringing of the
       time card for another employee.    DISCHARGE

9.     Intentional falsification or
       altering of any Company document
       including, but not limited to,
       time cards, doctor excuses,
       receiving documents, truck
       seals, etc.                         DISCHARGE

10.    Sleeping on the job.                DISCHARGE

11.    Failure to immediately report
       any accident involving personal
       injury or property damage to a
       supervisor, unless physically
       unable to do so.                    DISCHARGE

12.    Absolute refusal to work
       required hours as directed by
       management, Including overtime.     DISCHARGE

13.    Refusal to cooperate with an
       investigation concerning theft
       or drugs.                           DISCHARGE

14.    Refusal to comply with a request
       for Inspection or search of
       employee's locker, lunch box,
       or personal vehicle while on
       company premises.                   DISCHARGE

15.    Receiving three (3) written
       warnings for any rule violations
       within a six (6) month period.      DISCHARGE

16.    Gross negligence or recklessness
       resulting in personal injury or
       property damage.                    DISCHARGE

17.    Immoral conduct on duty, in
       company vehicles, or on company
       property.                           DISCHARGE


18.    Unauthorized secondary employment
       by any vendor, customer,
       contractor, etc.                    DISCHARGE

19.    Conviction of a felony offense.     DISCHARGE

                                        FIRST            SECOND       THIRD
                                        CLASS            CLASS      CLASS
RULE (CLASS 2 OFFENSE)

20.    Reporting to work under the      Written warning
       of prescribed drug medication    to discharge --
       which impairs depending upon     depending upon
       the employee's ability to        severity.
       perform the duties of the job.

21.    Marking or removing a            Written          1 Day      Discharge
       USDA or Company                  Warning          Susp
       rejection/retention tag.

22.    Failure to follow the            Written          1 Day      Discharge
       instructions of a USDA           Warning          Susp
       Company R/R Tag.

23.    Obstruction or covering          Written          1 Day      Discharge
       of the inspection legend,        Warning          Susp
       product identification label,
       or weight label on any case.

24.    Creating or contributing         Written          1 Day      Discharge
       to unsanitary conditions,        Warning          Susp
       including, but not limited to,
       throwing label backings or
       other litter on the floor.

25.    Defacing Company property.       Written          1 Day      Discharge
                                        Warning          Susp

26.    Insubordination not covered      Written          1 Day      Discharge
       by Work Rule 7 including,        Warning          Susp
       but not limited to, verbal
       abuse of supervision.

27.    Substandard work performance     Written          1 Day      Discharge
       including, but not limited       Warning          Susp
       to, quantity and quality of
       work.

28.    Violations of established        Written          1 Day      Discharge
       safe working practices.          Warning          Susp





29.    Unauthorized or excessive        Written          1 Day      Discharge
       breaks or leaving the            Warning          Susp
       assigned work area without
       permission of a supervisor.

30.    Exceeding the allowed            Written          1 Day      Discharge
       weekly limits established        Warning          Susp
       for order selector over-pulls
       (.02% or one (1) case
       over-pulled per 5,000 cases
       selected within the same week).